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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM 8-K


                                 CURRENT REPORT
     Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

         Date of Report (Date of earliest event reported): June 29, 2006


                              CHENIERE ENERGY, INC.
             (Exact name of registrant as specified in its charter)

            Delaware                     1-16383               95-4352386
(State or other jurisdiction of   (Commission File Number)   (I.R.S. Employer
 incorporation or organization)                              Identification No.)

                  717 Texas Avenue
                     Suite 3100
                   Houston, Texas                                  77002
      (Address of principal executive offices)                   (Zip Code)


       Registrant's telephone number, including area code: (713) 659-1361


Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[_] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)


[_] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[_]  Pre-commencement   communications  pursuant  to  Rule  13e-4(c)  under  the
     Exchange Act (17 CFR 240.14d-2(b))

[_]  Pre-commencement   communications  pursuant  to  Rule  13e-4(c)  under  the
     Exchange Act (17 CFR 240.13e-4(c))

Item 7.01. Regulation FD Disclosure.

     On June 29, 2006 ("Effective Date"), Sabine Pass Tug Services, LLC ("Sabine Tug Services"), a wholly-owned subsidiary of Cheniere Energy, Inc. ("Cheniere"), entered into a Marine Services Agreement (the "Agreement") with Alpha Marine Services, L.L.C. ("Alpha Marine"), a subsidiary of Edison Chouest Offshore. Pursuant to the Agreement, Alpha Marine will provide marine services at the liquefied natural gas ("LNG") terminal currently under construction in western Cameron Parish, Louisiana, on the Sabine Pass Channel (the "Terminal") owned by Sabine Pass LNG, L.P. ("Sabine Pass"), a wholly-owned subsidiary of Cheniere and an affiliate of Sabine Tug Services.

     MARINE SERVICES

     The Agreement requires Alpha Marine to employ three (3) newly-built tugs (unless Sabine Tug Services determines to mobilize a fourth tug) on a continuous basis in order to provide the following services:

     (a)  escorting LNG vessels;
     (b) assisting in the berthing and unberthing of LNG vessels at the Terminal;
     (c) standing-by an LNG vessel at all times (except in certain cases) while an LNG vessel is in berth at the Terminal;
     (d)  standing-by at the Terminal when no LNG vessel is present;
     (e) performing fire fighting, lifesaving, and other emergency response services (including spill or hazardous material spill response and cleanup activities) needed by an LNG vessel or the Terminal which can be reasonably and safely provided by the tugs;
     (f) conducting salvage and/or wreck removal activities, as authorized under the Agreement;
     (g) providing picket boat services to the Terminal and any LNG vessels berthed at the Terminal;
     (h) performing such other related or ancillary tasks as may be requested by Sabine Tug Services; and
     (i) performing other activities directly related to the performance by Alpha Marine of the marine services under the Agreement.

     TERM

     Alpha Marine will commence providing the marine services no earlier than October 1, 2007, but no later than February 12, 2008 ("Service Date"). The initial term of the Agreement commenced on the Effective Date, and will end on the ten (10) year anniversary of the Service Date (the "Initial Term"). Sabine Tug Services has the option to extend the Initial Term for up to two (2) additional, consecutive extension terms of five (5) years each.

     NON-AVAILABILITY

     Alpha Marine will use its best efforts to avoid and minimize any occasions on which any of the tugs are not available to provide the marine services when needed. If a tug is not available to fully perform the marine services, Alpha Marine is to promptly provide a replacement tug to provide the services at its expense, which expense is not to exceed $100,000 per year.

     CONSIDERATION

     In consideration of Alpha Marine performing the marine services, Sabine Tug Services will pay Alpha Marine the day rate as determined under the Agreement.

     CONSTRUCTION AND OPERATION OF TUGS

     Alpha Marine will cause four (4) tugs to be constructed in compliance with the characteristics outlined in the Agreement. The tugs are to be in service and ready to commence marine services by February 12, 2008. If one or more of the tugs has not commenced marine services by February 12, 2008, then Sabine Tug Services may terminate the Agreement if (i) the unavailability of a tug continues for 90 days and is not excused by reason of force majeure suffered by Alpha Marine; or (ii) the unavailability of a tug continues for more than 180 days by reason of force majeure suffered by Alpha Marine.

     TERMINATION

     Sabine Tug Services may terminate the Agreement at any time upon giving Alpha Marine 30 days' prior written notice, and by paying (i) any day rate or other payments then owing under the Agreement, or (ii) a break-up fee if the termination is during the Initial Term. The break-up fee payable if Sabine Tug Services terminates the Agreement during the first full calendar year during the Initial Term is $4,000,000, and declines $400,000 for each succeeding calendar year thereafter. For example, the break-up fee payable in year ten of the Initial Term would be $400,000.

     Sabine Tug Services may terminate the Agreement for cause if after notification to Alpha Marine of a material breach, it reasonably believes that Alpha Marine cannot cure such breach, or within three (s) days of such notice, Alpha Marine fails in the reasonable opinion of Sabine Tug Services to remedy the breach or to provide adequate assurance that such breach will be remedied. Sabine Tug Services may also terminate the Agreement in the event of Alpha Marine's bankruptcy or insolvency or should any government requisition or otherwise take possession of one or more Tugs.

     GUARANTEE

     On June 28, 2006, Cheniere issued a guarantee (the "Guarantee") to Alpha Marine to guarantee Sabine Tug Services' payment obligations under the Agreement, provided that Cheniere's liability under the Guarantee shall not in the aggregate exceed $5,000,000.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                         CHENIERE ENERGY, INC.



        Date:  June 29, 2006             By:       /s/ Zurab S. Kobiashvili
                                                   ------------------------
                                         Name:     Zurab S. Kobiashvili
                                         Title:    Senior Vice President
                                                   and General Counsel